UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): November 16, 2015

FORCE PROTECTION VIDEO EQUIPMENT CORP.

(Exact name of registrant as specified in its charter)

Florida	333-174404	45-144-3512
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

140 Iowa Lane, Suite 101 Cary, NC 27511
(Address of principal executive offices)

(919) 780-7897
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01

ENTRY INTO A DEFINITIVE AGREEMENT

On November 12, 2015 Force Protection Video Equipment Corp. (the “Company”) entered into three (3) agreements with RDW Capital, LLC. The first was an 8% Convertible Promisorry Note in the principal amount of $157,000 due April 12, 2012. The Note is convertible at a price per share equal to 60% of the lowest sales price of the Company’s common stock on the principal market during the 20 consecutive trading days immediately preceding the conversion date and the Note contains pre-payment penalties. The Company received net proceeds of $130,000 from the Note and the funds will be used for used for general corporate purposes.

The second agreement was a Securities Purchase Agreement for an aggregate of up to $1,150,000 in Subscription Amount of Notes, corresponding to an aggregate of $1,207,500 in Principal Amount of Notes. The purchase will occur in two (2) tranches (each a “Tranche”), with the first Tranche of $150,000 being closed on November 11, 2105. The second Tranche will be for $1,000,000 and will occur within five (5) business days after the effective date of the S-1 Registration Statement which the Company is obligated to file provided that RDW is not required to fund the second Tranche if the Company is in default of any Note or other conditions are not met on the closing date of the Tranche.

The third agreement was a Registration Rights Agreement which requires the Company to file an S-1 registration statement within 45 days of November 12, 2105 to register the underlying shares which the Company will be required to issue pursuant to the Promisorry Note and Securities Purchase Agreement.

The foregoing descriptions of the Note, Securities Purchase Agreement and Registration Rights Agreement are summaries, and are qualified in their entirety by reference to such documents, which are attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3. , respectively, and are incorporated herein by reference.

Item 9.01

EXHIBITS

Exhibit Number

Description

10.1

Form of   RDW Capital, LLC Note.

10.2

Form of RDW Capital, LLC Securities Purchase Agreement

10.3

Form of RDW Capital, LLC Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            Force Protection Video Equipment Corp.

(Registrant)

By: /s/Paul Feldman
President

Dated: November 16, 2015